AGREEMENT AND PLAN OF MERGER

among

BV HOLDING COMPANY, INC.,

SCOTTSDALE MERGER SUB, INC.

and

MADE2MANAGE SYSTEMS, INC.

Dated as of June 4, 2003

Table of Contents

1.	DEFINITIONS	1
2.	THE MERGER	10
2.1	Merger	10
2.2	Effective Time of Merger	10
2.3	Effects of the Merger	10
2.4	Closing	10
2.5	Further Action	10
3.	THE SURVIVING CORORATION	10
3.1	Articles of Incorporation	10
3.2	Bylaws	11
3.3	Board of Directors	11
3.4	Officers	11
4.	CONVERSION OF SHARES; SURRENDER OF CERTIFICATES	11
4.1	Conversion of Shares	11
4.2	Surrender of Certificates	12
4.3	Closing of the Company's Transfer Books	13
4.4	Dissenters' Rights	13
4.5	Option Plans	13
4.6	Employee Stock Purchase Plan	14
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	15
5.1	Due Organization and Good Standing of the Company	15
5.2	Articles of Incorporation, Bylaws and Corporate Records of the Company	15
5.3	Capitalization	15
5.4	Subsidiaries	16
5.5	Authority; Non-Contravention; Approvals	17
5.6	SEC Reports and Financial Statements	18
5.7	Absence of Undisclosed Liabilities	18
5.8	Customers and Vendors	19
5.9	Absence of Changes	19
5.10	Patents, Copyrights, Trademarks and Other Intellectual Property Rights	21
5.11	Title to Assets; Equipment; Real Property	26
5.12	Contracts	26
5.13	Legal Proceedings; Orders	27
5.14	Governmental Authorizations; Compliance with Legal Requirements	27
5.15	Tax Matters	28
5.16	mployee Benefit Matters	30
5.17	Employees and Consultants	33
5.18	Labor Relations	33
5.19	Inventory	34
5.20	Books of Account	34
5.21	Environmental Matters	34
5.22	Insurance	34
5.23	Brokers and Finders	35
5.24	Opinion of Financial Advisor	35
5.25	Affiliate Transactions	35
5.26	Pre-Payments, Deposits, Etc.	35
5.27	Customer List	35
5.28	Questionable Payments	35
5.29	No Restrictions	36
5.30	Takeover Statutes	36
5.31	Export Control Laws	36
6.	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	36
6.1	Due Organization	36
6.2	Authority; Non-Contravention; Approvals	36
6.3	Proxy Statement	37
6.4	Brokers and Finders	37
6.5	Merger Sub	37
6.6	Sufficient Funds	37
7.	COVENANTS OF THE COMPANY	38
7.1	Access and Investigation	38
7.1	Access and Investigation	38
7.2	Operation of the Business	38
7.3	Acquisition Transactions	40
7.4	Proxy Statement	42
7.5	Shareholders Meeting	42
7.6	Cooperation	42
8.	COVENANTS OF THE PARTIES	42
8.1	General	42
8.2	Governmental Matters	43
8.3	Preparation of Proxy Statement	44
8.4	Notification of Certain Matters	44
8.5	Public Statements	44
8.6	Shareholder Litigation	44
8.7	Indemnification and Insurance	45
8.8	Notification	45
8.9		46
9.	CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS	46
9.1	Shareholder Approval	46
9.2	No Injunctions or Restraints	46
10.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND MERGER SUB	47
10.1	Accuracy of Representations	47
10.2	Performance	47
10.3	Closing Certificate	47
10.4	Corporate Certificate	47
10.5	Opinion of Counsel	47
10.6	Consents	47
10.7	Material Adverse Change	47
10.8	Outstanding Shares	48
10.9	Outstanding Options	48
10.10	Estimated Third Party Expenses	48
11.	CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS	48
11.1	Accuracy of Representations	48
11.2	Performance of Covenants	48
11.3	Corporate Certificate	48
12.	TERMINATION	48
12.1	Termination	48
12.2	Effect of Termination	50
12.3	Frustration of Conditions	50
12.4	Termination Fee; Expense Reimbursement	51
13.	MISCELLANEOUS PROVISIONS	52
13.1	Amendment	52
13.2	Waiver; Extension	52
13.3	Entire Agreement	52
13.4	Expenses	53
13.5	Applicable Law; Severability	53
13.6	Attorneys' Fees	53
13.7	Assignability	53
13.8	Notices	54
13.9	Construction	55
13.10	Interpretation	55
13.11	Counterparts	55
13.12	Nonsurvival of Representations	55
13.13	No Third Party Beneficiaries	55
13.14	Remedies	56

EXHIBITS

Exhibit A        Software Products
Exhibit B        Form of Ice Miller Opinion

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this “Agreement”) is made as of June 4, 2003, by and among Made2Manage Systems, Inc., an Indiana corporation (the “Company”), on the one hand, and BV Holding Company, Inc., a Delaware corporation (“Buyer”), and Scottsdale Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), on the other hand.

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of each of Merger Sub and the Company (collectively referred to as the “Constituent Corporations”) deem it advisable and in the best interests of the Constituent Corporations and the shareholders of the Constituent Corporations that Merger Sub merge with and into the Company, in accordance with and subject to the conditions set forth in this Agreement (the “Merger”); and

        WHEREAS, the parties to this Agreement contemplate that Buyer will acquire all of the outstanding shares of common stock, no par value, of the Company (“Company Common Stock”) through a reverse subsidiary merger of Merger Sub with and into the Company; and

        WHEREAS, concurrently with the execution of this Agreement and as an inducement to Buyer and Merger Sub to enter into this Agreement, certain holders of the Company Common Stock have entered into a voting agreement, as of the date hereof, to, among other things, vote their shares of Company Common Stock to approve this Agreement and the Merger;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         DEFINITIONS

        As used in this Agreement, the following terms have the following meanings (such meanings to be applicable to both the singular or plural forms thereof):

        “Acquisition Proposal” is defined in Section 7.3(b).

        “Affiliate” means a Person who, with respect to another Person, Controls, is Controlled by or is under common Control with such other Person.

        “Agreement” is defined in the first paragraph of this Agreement.

        “Business” means the Company’s business of developing, marketing, licensing, selling, distributing, supporting or otherwise using all or any aspect of the Software Products, the Documentation, the Website, and the Other Products and providing the Services, and/or any aspect or part thereof.

        “Business Software” means all Software owned by the Company, excluding the Software Products. All such Software licensed by the Company is in support of the Business.

        “Buyer” is defined in the first paragraph of this Agreement.

      “Closing” is defined in Section 2.4.

        “Closing Balance Sheet” means the balance sheet of the Company prepared in accordance with GAAP consistently applied as of the close of business on the date that is five (5) business days prior to the Closing Date.

        “Closing Date” is defined in Section 2.4.

        “Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

        “Company” is defined in the first paragraph of this Agreement.

        “Company Acquisition Transaction” is defined in Section 7.3(a).

        “Company Certificates” is defined in Section 4.2(b).

        “Company Common Stock” is defined in the recitals.

        “Company Plans” is defined in Section 8.9.

        “Company Preferred Stock” is defined in Section 5.3.

        “Company SEC Reports” is defined in Section 5.6(a).

        “Company Stock Option” is defined in Section 4.5.

        “Confidentiality Contract” is defined in Section 5.10(b).

        “Constituent Corporations” is defined in the recitals.

        “Contract” means any written or oral agreement, contract, lease, sublease, instrument, note, option, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity interests, as an officer, director, trustee or executor, by contract or otherwise. Any Person who, directly or indirectly, owns or controls at least 10% of the voting power or value of equity interests in any other Person shall, for purposes of this Agreement, be conclusively deemed to have control of such Person.

        “Copyrights” means all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium of expression, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalents, applications for registration or foreign equivalents, all moral rights, all common-law copyright rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

        “Disclosure Schedule” is defined in the introductory paragraph to Article 5.

        “Documentation” means, collectively, if any, all programmers’ notes or logs, source code annotations, user guides, manuals, instructions, forms, software architecture designs, layouts, and other designs, plans, drawings, documentation or materials that relate to any aspect of the Software Products, the Other Products or otherwise with respect to the Owned Intellectual Property, in tangible form.

        “Effective Time” is defined in Section 2.2.

        “Employee Plans” is defined in Section 5.16(a).

        “Encumbrance” means any lien, pledge, collateral assignment, hypothecation, charge, mortgage, security interest, title retention, conditional sale or other security arrangement, adverse claim of title, ownership or right to use or other encumbrance of any kind whatsoever.

        “Environmental Law” means any Legal Requirement relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

        “ERISA” is defined in Section 5.16(a).

        “ERISA Affiliate” is defined in Section 5.16(a).

        “Estimated Third Party Expenses” shall mean the Company Third Party Expenses (as defined in Section 13.4) of the Company on the Closing Date as estimated by the Company in good faith and based upon reasonable assumptions.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Exchange Agent” is defined in Section 4.2(a).

        “Family Member” means, with respect to an individual, such individual’s spouse, child (including a stepchild or adopted child), grandchildren or parent and each trust, family limited partnership or other Person created for the primary benefit of any one or more of them.

        “Final Per Share Price” means five dollars and seventy cents ($5.70) per share of Company Common Stock issued and outstanding immediately prior to the Effective Time plus or minus the Total Consideration adjustment (pro rated on a per share basis) set forth in Section 13.4, if any.

        “Financial Statements” is defined in Section 5.6(a).

        “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

        “Governmental Authorization” means any permit, registration, qualification or authorization granted or issued by a Governmental Entity.

        “Governmental Entity” means any federal, state, local or foreign governmental authority.

        “IBCL” means the Indiana Business Corporation Law, as amended.

        “Intellectual Property” means all Patents, Trademarks, Copyrights, Documentation, Inventions, Know-How, Software, Trade Secrets, Website, and internet domain name registrations.

        “Indemnified Parties” has the meaning defined in Section 8.7(a).

        “Intellectual Property Rights” means, collectively, (a) all rights in, to or related or associated in any manner with the Intellectual Property or any aspect or part thereof owned by or licensed to the Company or to which the Company has any rights, and (b) all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including damages for past, present or future infringement thereof.

        “Inventions” means novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable.

        “Know-How” means scientific, engineering, financial, marketing, practical or other knowledge or experience useful in the operation of the Business.

        “Knowledge,” means, with respect to any Person that is (i) an individual, the actual knowledge (assuming due inquiry) of such Person or (ii) an entity, the actual knowledge (assuming due inquiry) of the officers, directors or other personnel of such entity

        “Leases” is defined in Section 5.11(c).

        “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

        “Legal Requirement” means laws, statutes, ordinances, rules, regulations, decrees, writs, injunctions, judgments, rulings and or orders adopted or promulgated by any Governmental Entity.

        “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement, action or governmental order and those arising under any Contract.

        “Licensed Intellectual Property” means Intellectual Property licensed to the Company for inclusion in or integration with the Software Products, but excluding the Reseller Intellectual Property.

        “Material Adverse Effect (or Change)” means, with respect to any Person (or group of Persons taken as a whole), any event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter has or could reasonably be expected to have a material adverse effect (or change) on the business, financial condition, properties, assets, liabilities or results of operations of such Person (or group of Persons, as applicable) taken individually or as a whole. Without limiting the generality of the foregoing, if the working capital of the Company (calculated as the difference between the Company’s current assets and current liabilities, excluding deferred revenue) as of the date of, and as reflected on, the Closing Balance Sheet is less than $18,250,000, then a Material Adverse Effect (and Change) with respect to the Company shall be deemed to have occurred for all purposes under this Agreement.

        “Material Contracts” means Contracts of the Company that are material to the Company and includes:

(i) any guaranty or suretyship, indemnification or contribution agreement or letter of credit, pledge, bond or similar arrangement given by or running to the account of the Company;

        (ii)         any Contract relating to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services, excluding, however, any such Contract made in the ordinary course of business that involves revenues or expenditures of less than $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

(iii) any labor or collective bargaining Contract;

        (iv)         any Contract obligating the Company to refrain from (a) competing with any business, (b) conducting business in any particular jurisdiction, or (c) conducting any business with certain parties or that otherwise restrains or prevents the Company from carrying on any lawful business, including the Business;

(v) any employment, consulting or compensation Contract;

(vi) any Contract with any shareholder of the Company, any Affiliate of the Company or any Affiliate or Family Member of any shareholder of the Company;

        (vii)         any Contract, not otherwise terminable by the Company without penalty or loss, for capital expenditures or the acquisition or construction of fixed assets or in respect of any real property involving payments in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

(viii) any Contract creating any Encumbrance (other than Permitted Encumbrances) on any of the Company’s assets;

(ix) any joint venture or partnership Contract;

(x) any Contract relating to indebtedness for borrowed money or money lent to another;

(xi) any Contract evidencing an interest in, or any Contract to purchase or sell, real property;

(xii) any Contract with a dealer or sale or commission agent, public relations or advertising agency, accountant or attorney;

(xiii) any franchise, dealership, distributorship, marketing, sales, agency or other similar Contract;

        (xiv)         any Contract relating to the lease of real or personal property, whether the Company is a lessor, lessee, sublessor or sublessee, involving payments of in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

        (xv)         any Contract for the acquisition of services, supplies, equipment or other personal property entered into other than in the ordinary course of business and involving more than $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts;

(xvi) any Contract relating to Intellectual Property, Intellectual Property Rights or any Intellectual Property License;

(xvii) any Contract involving a power of attorney;

        (xviii)         any other Contract that involves either an unperformed commitment in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts or that cannot be terminated on less than 12 month’s notice;

(xix) any Contract with any Governmental Entity;

(xx) any supply or requirements Contract; and

(xxi) any other Contract involving payments in excess of $50,000 individually for any one such Contract or $100,000 in the aggregate for all such Contracts.

        “Merger” is defined in the recitals.

        “Merger Consideration” is defined in Section 4.1(a).

        “Merger Filing” is defined in Section 2.2.

        “Merger Sub” is defined in the first paragraph of this Agreement.

        “Option Consideration” is defined in Section 4.5.

        “Option Plan” is defined in Section 4.5.

        “Other Products” means the tangible products (other than tangible embodiments of the Software) sold or otherwise distributed by the Company.

        “Owned Intellectual Property” is defined in Section 5.10(c).

        “Patents” means and includes all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom, as well as any division, continuation or continuation in part, reissue, extension, reexamination certification, revival or renewal of any patent, and all Inventions and subject matter related to such patents and patent applications, in any and all forms.

        “Pension Plans” is defined in Section 5.16(d).

        “Permitted Encumbrances” means Encumbrances (i) for Taxes not yet due and payable, to the extent that adequate reserves therefor have been provided for in the Company Balance Sheet as defined in Section 5.7; (ii) for statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business of the Business securing payments not yet due and payable; and (iii) with respect to such other imperfections or irregularities of title, if any, as (in the case of clause (ii) and clause (iii)) (A) are not substantial in character, amount or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the normal operations of the Business.

        “Person” means any individual, corporation, partnership, joint venture, estate, trust, company (including limited liability company and joint stock company), association, organization, firm, enterprise or other entity or any Governmental Entity.

        “Potential Acquiror” is defined in Section 7.3(b).

        “Proxy Statement” is defined in Section 8.3(a).

        “Representatives” of a Person means the officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives of that Person.

        “Required Consents” is defined in Section 5.5(b).

        “Reseller Intellectual Property” means the Intellectual Property license and rights granted by a third party to the Company for Software owned by that third party for resale by the Company in connection with the Software Products. The Reseller Products are themselves stand-alone software products.

        “SEC” means the Securities and Exchange Commission.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Services” means the services provided by the Company to customers and/or other Persons, including maintenance and support services (including software support), training and consulting services.

        “Software” means all versions of software (including software programs, objects, modules, routines, algorithms and code, in source code, object code and executable form), machine readable databases and compilations, data structures and all data and collections of data and all content on the internet, and all derivative works of any of such software.

        “Software Product” or “Software Products” means the Software products listed in Exhibit A attached hereto and all prior versions and derivations thereof (including, but not limited to, any and all related modifications, error corrections, partial or incomplete releases, updates and derivative works).

        “Shareholder Approval” is defined in Section 9.1.

        “Shareholders Meeting” is defined in Section 8.3(a).

        “Stock Purchase Plan” is defined in Section 4.6.

        “Subsidiaries” is defined in Section 5.4.

        “Superior Proposal” is defined in Section 7.3(b).

        “Surviving Corporation” is defined in Section 2.1.

        “Tax” or “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, estimated, sales, use, ad valorem, personal property, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, capital stock, transfer, registration, value added, premium, property, environmental or windfall profit tax, custom, import, license, duty or other tax assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (federal, state and local, foreign or domestic), and (ii) liability of the Company for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

        “Tax Authority” means any national, federal, state, local of foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

        “Tax Return” means any return (including any information return) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        “Total Consideration” means the Merger Consideration plus the Option Consideration, each as defined herein.

        “Trade Secrets” means the source code for the Software Products, and any formula, design, device or compilation or other information which is used or held for use by a business, which has independent economic value, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public and which the holder has taken steps to keep confidential. Trade Secrets can include, by way of example, formulas, market surveys, market research studies, customer lists, information contained on drawings and other documents and information relating to research, development or testing.

        “Trademarks” means and includes all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans and other indicia of source of goods and services, designs and logotypes related to the above, in any and all forms, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to, intent-to-use applications).

        “Updated Disclosure Schedule” is defined in Section 8.8.

        “WARN Act” is defined in Section 5.18.

        “Website” means all of the data, scripts, information, text and graphics relating to any and all of the Company’s world wide web sites or FTP sites on the internet, including domain names, the structure, sequence and organization of the sites, all text, graphics and other information displayed thereon and the rights owned by or licensed to the Company for any and all Software used by the Company to develop, maintain or enhance such text, graphics and other information displayed thereon.

2.        THE MERGER

2.1        Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time in accordance with the IBCL, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”).

2.2         Effective Time of Merger.    The Merger shall become effective (i) upon filing of articles of merger (in such form as required by and executed in accordance with the relevant provisions of the IBCL) with the Secretary of State of the State of Indiana (the “Merger Filing”) or (ii) at such other time as shall be stated in the Merger Filing (such time, the “Effective Time”). The Merger Filing shall be made as soon as practicable after the Closing.

2.3        Effects of the Merger.    The Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises, and all and every other interest, of the Company shall vest in the Surviving Corporation, and all Liabilities of the Company shall become the Liabilities of the Surviving Corporation.

2.4        Closing.    The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ice Miller, One American Square, Indianapolis, Indiana on a date to be specified by Buyer and the Company, and in any event within two (2) business days after satisfaction or waiver (pursuant to the terms of this Agreement) of the conditions set forth in Sections 9, 10 and 11 of this Agreement (the “Closing Date”).

2.5        Further Action.     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company (to the extent the Company has separate and continued legal existence), Buyer and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

3.        THE SURVIVING CORPORATION

3.1        Articles of Incorporation.    As a result of the Merger and at the Effective Time, the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, except that the corporate name of the Company shall become the corporate name of the Surviving Corporation. After the Effective Time, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by the IBCL.

3.2        Bylaws.    As a result of the Merger and at the Effective Time, the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the IBCL.

3.3        Board of Directors.    As a result of the Merger and at the Effective Time, the directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, and each director shall serve until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be. As of the Effective Time, each of the directors of the Company (to the extent not effected by operation of law) and its subsidiaries shall resign or be removed from the Board of Directors of the Company and its subsidiaries, respectively.

3.4        Officers.    As a result of the Merger and at the Effective Time, the officers of the Company immediately prior to the Effective Time as set forth on Schedule 3.4 shall be the officers of the Surviving Corporation immediately after the Effective Time, and each officer shall serve until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

4.        CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

4.1        Conversion of Shares.      At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of Buyer, Merger Sub or the Company:

        (a)        each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 4.1(b)) shall be cancelled and converted into the right, in accordance with the terms of this Agreement, to receive the Final Per Share Price in cash (the “Merger Consideration”), payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share and such other documents as may be reasonably required in the manner provided in Section 4.2;

        (b)        any shares of capital stock of the Company held by Company (or held in the Company’s treasury) as of the Effective Time will be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

        (c)        each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

4.2        Surrender of Certificates.

        (a)        Prior to the mailing of the Proxy Statement, Buyer shall designate and enter into an agreement with a bank or trust company to serve as exchange agent in the Merger (the “Exchange Agent”). Immediately prior to the Effective Time, Buyer shall make available to the Exchange Agent, pursuant to irrevocable instructions, cash in the amount set forth on Schedule 4.2, and promptly after the Effective Time, Buyer shall make available to the Exchange Agent, pursuant to irrevocable instructions, the balance of cash necessary for the payment of (i) the Merger Consideration as provided in Section 4.1(a) upon surrender as part of the Merger of certificates formerly representing shares of Company Common Stock in the manner provided in Section 4.2(b) and (ii) the Option Consideration as provided in Section 4.5 with respect to the treatment of Company Stock Options. Funds made available to the Exchange Agent shall be invested by the Exchange Agent as directed by Buyer (it being understood that any and all interest or income earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to Buyer).

        (b)        As promptly as practicable after the Effective Time but in no event more than three (3) business days thereafter, Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration, without any interest thereon. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a check in the amount of the Merger Consideration for each share of Company Common Stock formerly represented thereby to be mailed within ten (10) business days of receipt of such Company Certificate and letter of transmittal, in accordance with Section 4.1(a), and the Company Certificates so surrendered shall be canceled.

        (c)        Promptly following the date which is six (6) months after the Effective Time, the Exchange Agent shall deliver to Buyer all cash and any documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate shall thereafter look only to Buyer for payment of the Merger Consideration and may surrender such Company Certificate to the Surviving Corporation or Buyer and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Buyer, Merger Sub, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (d)        If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration deliverable in respect thereof determined in accordance with this Article 4. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver to the Surviving Corporation a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

        (e)        Except as required by law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate.

        (f)        All cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article.

        (g)        The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Legal Requirement, including any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock with respect to which such deduction and withholding was made by the Surviving Corporation.

4.3        Closing of the Company’s Transfer Books.     At and after the Effective Time, holders of Company Certificates shall cease to have any rights as shareholders of the Company, except for the right to receive the Merger Consideration pursuant to Section 4.1(a). At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made.

4.4        Dissenters’ Rights.     Pursuant to the provisions of §23-1-44-8(b) of the IBCL, the holders of Company Common Stock do not, and shall not, have any dissenters’ rights in connection with the Merger and the consummation of the transactions contemplated by this Agreement.

4.5        Option Plans.    Except as otherwise agreed to in writing between the Company and the holder of any Company Stock Option, and as consented to by Buyer, immediately prior to the Effective Time, each then outstanding stock option to purchase shares of Company Common Stock held by a current or former employee or director of the Company (a “Company Stock Option”) granted under the Company’s 1999 Employee Stock Option Plan, as amended or the Made2Mange Systems, Inc. Option Plan, adopted in 1990 (together, the “Option Plan”), whether or not then exercisable, shall, pursuant to the terms of the Option Plan, immediately fully vest and be converted into the right to receive from the Exchange Agent, in full satisfaction of such Company Stock Option, an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option, and (ii) the excess, if any, of the Final Per Share Price over the exercise price per share specified in such Company Stock Option, reduced by the amount of withholding or other Taxes required to be withheld (the “Option Consideration”). As soon as reasonably practicable following the public announcement of execution of this Merger Agreement, the Company shall provide notice to each Company Stock Option Holder and to the Exchange Agent of (i) the acceleration of vesting of their options, (ii) their right, if any, to receive the payments set forth in this Section 4.5, (iii) their ability to either (A) surrender outstanding, unexercised options held by them for the Option Consideration or (B) elect to exercise such options; and (iv) the termination of all rights under the Company Stock Options upon the expiration of the period set forth therein (which shall be no more than sixty (60) days from the date of such notice). Except as provided herein, the Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate as of the Effective Time and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in the Option Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation. Prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions or take such actions as are necessary (determined by the mutual agreement of Buyer and the Company) to carry out the terms of this Section 4.5. Except for the election described above, no consent or approval of the holders of the Company Stock Options will be required in connection with this Agreement, the Merger or treatment of the Company Stock Options as contemplated hereby.

4.6        Employee Stock Purchase Plan.     Immediately following the public announcement of execution of this Merger Agreement, the Made2Manage Systems, Inc. Employee Stock Purchase Plan, effective January 1, 1998 (the “Stock Purchase Plan”), by resolution of the Board of Directors of the Company, shall be suspended in accordance with the terms and conditions thereof and, upon the Closing of the Merger, the Stock Purchase Plan, by resolution of the Board of Directors of the Company, shall be terminated in accordance with the terms and conditions thereof. Upon suspension of the Stock Purchase Plan: (i) no further shares of Company Common Stock shall be purchased by any participant thereunder; (ii) any unused contributions and any undistributed interest, dividends or other amounts allocated to any participant thereunder shall be distributed to such participant; and (iii) certificates for shares of Company Common Stock credited to any participant’s account thereunder shall be issued to the participant to whom such account relates.

5.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule delivered by the Company to Buyer on the date of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Buyer and Merger Sub that the statements contained in this Article 5 (i) are true, correct and complete as of the date of this Agreement and (ii) will be true, correct and complete through the Closing Date, as if made on that date, subject (in the case of this clause (ii) only) to the update right set forth in Section 8.8. Any disclosures made in the Disclosure Schedule shall make explicit reference to the particular representation or warranty (or section of a representation or warranty) as to which exception is taken, which in each case shall constitute the sole representation and warranty (or section of a representation or warranty) as to which such exception shall apply.

5.1        Due Organization and Good Standing of the Company.     The Company is a corporation duly organized and validly existing under the laws of the State of Indiana, for which all reports required to be filed with the Indiana Secretary of State have been filed and for which no articles of dissolution have been filed with the State of Indiana, and has the necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and use its assets in the manner in which its assets are currently owned, leased and used. The Company is qualified to do business, and is in good standing, under the laws of each state of the United States and each foreign jurisdiction and political subdivision thereof where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

5.2         Articles of Incorporation, Bylaws and Corporate Records of the Company.     The Company has delivered to Buyer or its counsel copies of (a) the Company’s Articles of Incorporation and Bylaws and (b) the minutes and other records of the meetings and other proceedings of the shareholders of the Company, its Board of Directors and all committees of the Board of Directors of the Company for the last five (5) years. All such provided to Buyer or its counsel are true, correct and complete and, if applicable, reflect all amendments made thereto through the date of this Agreement.

5.3        Capitalization.

        (a)        The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date hereof: (i) 4,945,085 shares of Company Common Stock are issued and outstanding, all of which are validly issued and are fully paid, non-assessable and free of preemptive rights; (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) no shares of Company Common Stock and no shares of Company Preferred Stock are held in the treasury of the Company; (iv) 2,449,914 shares of Company Common Stock are reserved for issuance upon exercise of options issued and outstanding pursuant to the Option Plan; and (v) 105,136 shares of Company Common Stock are reserved for future issuance pursuant to the Stock Purchase Plan.

        (b)        No bonds, debentures or other indebtedness or Contracts of the Company having the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding.

        (c)        Except as disclosed in Section 5.3(a), there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants or other similar Contract, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered, sold, redeemed or repurchased any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such Contract. Except for that certain Voting Agreement by and among Buyer, the Company and the other parties thereto, dated of even date herewith, there are no voting trusts, proxies or other Contracts or understandings (i) to which the Company is a party or is bound or (ii) to the Knowledge of the Company, between or among any of its shareholders, in either case with respect to the voting of any shares of capital stock of the Company. The Company Common Stock constitutes the only class of equity securities of Company registered or required to be registered under the Exchange Act.

        (d)        No preemptive rights, rights of first refusal or similar rights exist with respect to the Company Common Stock, and no such rights arise or become exercisable by virtue of or in connection with the transactions contemplated by this Agreement. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

        (e)        The actions contemplated by Sections 4.5and 4.6 do not (and will not) violate the terms of the Option Plan and the Stock Purchase Plan, and such actions may be taken without the consent or approval of the participants thereof.

5.4        Subsidiaries.     Except as listed in Section 5.4 of the Disclosure Schedule (collectively, the “Subsidiaries”), the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have Control of, any other Person. All of the outstanding shares of capital stock of each such Subsidiary are owned by Company free and clear of all Encumbrances. Except as listed in Section 5.4 of the Disclosure Schedule, the Company is not obligated to make, nor bound by any Contract to make, any investment in or capital contribution in or on behalf of any other Person. The Subsidiaries are legal entities duly organized and in good standing in the jurisdictions listed in Section 5.4 of the Disclosure Schedule, and have the necessary corporate power and authority to conduct their respective businesses in the manner in which their businesses are currently being conducted and to own, lease and use their respective assets in the manner in which their assets are currently owned, leased and used. The Subsidiaries are qualified to do business, and are in good standing, under the laws of each state of the United States and each foreign jurisdiction and political subdivision thereof where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any of the Subsidiaries. Section 5.4 of the Disclosure Schedule briefly describes the operations and property (tangible or intangible) owned and held by the Subsidiaries. As used in the representations and warranties contained in this Article V, and unless the context otherwise requires, the term “Company” shall include the Subsidiaries to the extent of any such operations or with respect to the ownership by the Subsidiaries of any such properties or assets.

5.5        Authority; Non-Contravention; Approvals.

        (a)        The Company has full corporate power and authority to enter into this Agreement and, subject to the approval of the Company’s shareholders, to consummate the transactions contemplated hereby. This Agreement has been unanimously approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Shareholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Buyer and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Legal Requirements now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.

        (b)        The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Legal Requirement of any Governmental Entity applicable to the Company or any of its properties or assets, or (iii) any Contract to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected; subject in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required of the Persons listed in Section 5.5(b) of the Disclosure Schedule (the “Required Consents”).

        (c)        Except for (i) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (ii) the Merger Filing, (iii) the Shareholder Approval and (iv) Required Consents, the Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the Company’s execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except where failure to obtain such consents, give notice or filing which would not delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

        (d)        The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the IBCL and the Company’s Articles of Incorporation, voting together as a class, is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement.

5.6        SEC Reports and Financial Statements.

        (a)        The Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended (if applicable), complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has made available to Buyer (through reference to documents filed with the SEC through EDGAR or otherwise) correct and complete copies (including all exhibits, post-effective amendments and supplements thereto) of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001, and 2002, as filed with the SEC, (ii) proxy and information statements relating to all meetings of its shareholders (whether annual or special) from December 31, 2000 until the date hereof, and (iii) all other reports, including quarterly reports, and registration statements filed by the Company with the SEC since December 31, 2000 (the documents referred to in clauses (i), (ii) and (iii) filed prior to the date of this Agreement and such documents filed with the SEC subsequent to the date of this Agreement and prior to the consummation of the Merger are collectively referred to as the “Company SEC Reports”). As of their respective dates (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2000, 2001, and 2002 and the reviewed (but unaudited) consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (collectively, the “Financial Statements”) have been prepared in accordance with GAAP (except as may be disclosed in the footnotes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of footnotes none of which, individually or in the aggregate, were or are expected to be material in amount or significance).

        (b)        There are no outstanding loans to any officers, directors or shareholders of the Company nor to any of their respective Affiliates or Family Members.

5.7         Absence of Undisclosed Liabilities.    Except as disclosed in the Balance Sheet or in the related Notes to Consolidated Financial Statements included in Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (the “Company Balance Sheet”), the Company has no Liabilities except (a) Liabilities incurred in the ordinary course of business and not required under GAAP to be included in the Company Balance Sheet, and (b) Liabilities which were incurred after March 31, 2003 in the ordinary course of business and consistent with past practices, which in the case of both clause (a) and clause (b) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8        Customers and Vendors.

        (a)        Section 5.8(a) of the Disclosure Schedule sets forth the name of each customer of the Company who accounted for more than $50,000 of the revenues of the Company for each of the fiscal years ended December 31, 2001 and 2002. To the Knowledge of the Company, the relationships of the Company with its customers are good commercial working relationships. No customer listed in Section 5.8(a) of the Disclosure Schedule has terminated or adversely modified (including decreasing the volume of purchases, other than in the ordinary course of business) such customer’s business relationship with the Company, or given notice to the Company of the termination or substantial decrease of, or of the intent to terminate or substantially decrease, the volume of such customer’s business relationship with the Company, nor does the Company have reason to believe that such action may be contemplated.

        (b)        Section 5.8(b) of the Disclosure Schedule sets forth a list of all suppliers and vendors of the Company to whom the Company made payments aggregating $50,000 or more for each of the fiscal years ended December 31, 2001 and 2002, showing, with respect to each, the name and dollar volume involved. No supplier or vendor listed in Section 5.8(b) of the Disclosure Schedule has terminated or adversely modified such supplier’s or vendor’s business relationship with the Company, or given written notice to the Company of the termination or substantial decrease of, or of the intent to terminate or substantially decrease, the volume of such supplier’s or vendor’s business relationship with the Company, nor does the Company have reason to believe that such action may be contemplated.

5.9        Absence of Changes.     Except as set forth in Section 5.9 of the Disclosure Schedule or as set forth in the Company SEC Reports filed since March 31, 2003, since March 31, 2003 the Company has been operated only in the ordinary and normal course, consistent with past practice, and there has not been any material change in the operation of its business or performance, financial condition or prospects. Without limiting the generality of the foregoing, except as set forth in Section 5.9 of the Disclosure Schedule or in the Company SEC Reports filed since March 31, 2003, since March 31, 2003, the Company has not:

(i) suffered any loss, theft, damage or destruction to any of its assets that is reasonably likely to have a Material Adverse Effect;

(ii) sold, disposed of, transferred, assigned or leased any assets except for fair consideration in the ordinary course of business consistent with past practices;

(iii) amended its Articles of Incorporation or Bylaws;

         (iv)        created, incurred or assumed any indebtedness for borrowed money or guaranteed any such indebtedness except trade accounts payable incurred in the ordinary course of business consistent with past practices;

(v) changed its accounting methods, principles or practices;

(vi) revalued any of its assets;

         (vii)         declared, set aside or paid any dividend or other distribution with respect to any of its shares of capital stock or repurchased or redeemed or committed to repurchase or redeem any of its shares of capital stock other than in the ordinary course of business consistent with past practices;

         (viii)        issued, sold, pledged, disposed of or encumbered, or authorized the issuance, sale, pledge, disposition or grant of an Encumbrance on, any of its shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any of its shares of capital stock other than issuances under the Option Plan or the Stock Purchase Plan in the ordinary course of business consistent with past practice (including but not limited to the option grants given to certain employees of the Company in April of each year);

         (ix)        released, compromised or canceled any debts owed to it or claims against others exceeding $50,000 individually for any one such debt or claim or $100,000 in the aggregate for all such debts or claims;

(x) changed any existing credit arrangements with any bank or other financial institution;

         (xi)        made any capital investment in, made any loan to or made any acquisition of the securities or assets of, any other Person other than the purchase of supplies and equipment in the ordinary course of business consistent with past practices;

         (xii)        delayed or postponed payment of accounts payable or other Liabilities outside the ordinary course of business consistent with past practices or obtained or attempted to obtain payment of any notes or accounts receivable owed to it prior to the due date thereof;

(xiii) entered into or modified any Contract with any of its directors, officers, employees, shareholders or Affiliates;

         (xiv)        other than in the ordinary course of business consistent with past practice or as mutually agreed to by Buyer and the Company, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment Contract with, any Person, or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement with, any of its directors, officers or employees;

(xv) merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

(xvi) entered into any Material Contract;

(xvii) accelerated, terminated, modified or canceled any Material Contract or received notice that any other Person intends to accelerate, terminate, modify or cancel any Material Contract;

(xviii) imposed or permitted to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

         (xix)        made any capital expenditure (or series of related capital expenditures) involving more than $50,000 individually for any one capital expenditure or $100,000 in the aggregate for all capital expenditures;

(xx) granted any license or sublicense of any rights under or with respect to any of its Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

(xxi) entered into an amendment or a consent with respect to any licensing agreement or other Contract filed or required to be filed with the SEC; or

(xxii) entered into any Contract to take any of the actions referred to in clauses (ii) through (xxi).

5.10        Patents, Copyrights, Trademarks and Other Intellectual Property Rights.     To the Knowledge of the Company, the Company owns or is properly licensed to use all Intellectual Property Rights used in or necessary to conduct the Business. Section 5.10 of the Disclosure Schedule sets forth a true and complete list and summary description of all (i) Copyrights that have been filed with, issued or registered by any Governmental Entity and in which the Company has an ownership interest, (ii) Patents that have been filed with, issued or registered by any Governmental Entity and in which the Company has an ownership interest, (iii) Trademarks that have been filed with, issued or registered by any Governmental Entity and in which the Company has an ownership interest, (iv) material unregistered Trademarks in which the Company has an ownership interest and which are currently in use, (v) internet domain names registered in the name of the Company and (vi) the Licensed Intellectual Property. Each issued Copyright or Patent listed on Section 5.10 of the Disclosure Schedule is valid and subsisting. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with each filed, issued or registered Copyright, Patent, Trademark or domain name listed on Section 5.10 of the Disclosure Schedule have been paid, and all necessary documents and certificates in connection with such filings, issuances, or registrations have been filed with the relevant patent, copyright, trademark or other Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be.

        (a)        All Owned Intellectual Property of the Company was entirely conceived, created, written, produced, developed and completed by: (a) employees of the Company within the course and scope of their duties while employed by the Company and who have assigned all of their rights therein to the Company; (b) third party developers; (c) the Company’s resellers or end users; or (d) Company alliances. In the instances of (b), (c), and (d), such parties were (at the time of conception, creation, writing, production or development) under Contract with Company assigning all of their respective Intellectual Property Rights to the Company. The Software Products consist entirely of Owned Intellectual Property, except for the Licensed Intellectual Property specifically set forth on Section 5.10(a) of the Disclosure Schedule.

        (b)        The Company has diligently taken the measures described in Section 5.10(b) of the Disclosure Schedule, which measures are consistent with the measures taken by other companies in the software industry generally, to protect for its sole use and benefit the confidential and proprietary nature of the Trade Secrets and all other confidential information material to the Business. Each Person (including employees, agents (other than the Company’s attorneys and accountants), consultants, distributors and licensees of the Company) who has had access to or otherwise been exposed to any of the Trade Secrets has been put on notice of the confidential and proprietary nature of the Trade Secrets and each current employee has entered into an agreement (“Confidentiality Contract”) with the Company acknowledging and agreeing that the Trade Secrets are not to be used or disclosed to any Person other than as specifically authorized by the Company. Each of the Confidentiality Contracts entered into by the Company was and/or is in full force and effect, and to the extent still in full force and effect, constitutes the legal, valid, and binding obligation of the Company, and, to the Knowledge of the Company, each other Person who is a party thereto. To the Knowledge of the Company, the Trade Secrets are not and have not been a part of the public knowledge or literature. The Company has not disclosed, divulged or otherwise provided access to any of the Trade Secrets other than to Persons which have entered into a written Confidentiality Contract with the Company. To the Knowledge of the Company, no Person which is a party to any Confidentiality Contract with the Company is in violation of, or in default under, any term or provision of such Confidentiality Contract.

        (c)        The Company possesses all right, title and interest in and to all Intellectual Property in which the Company has or purports to have an ownership interest (the “Owned Intellectual Property”), free and clear of any Encumbrance. The Owned Intellectual Property does not include the Licensed Intellectual Property. Other than as set forth in Section 5.10(c) of the Disclosure Schedule, the Company has not granted to any Person or obligated itself to grant to any Person any license, option or other right in or with respect to any of the Owned Intellectual Property, other than in the ordinary course of business, consistent with customary industry practices. None of the Owned Intellectual Property was developed in a manner which would require the taking of any action, whether or not actually taken, in order for all rights to the Owned Intellectual Property to become vested in or retained by the Company.

        (d)        Other than as set forth in Section 5.10(d) of the Disclosure Schedule, neither the Company, nor, to the Knowledge of the Company, any other Person, is in breach of or default under any Intellectual Property License or any other Contract or Legal Requirement relating to the Owned Intellectual Property or the Software Products. To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or otherwise constitute a breach of or default under any Intellectual Property License or any other Contract or Legal Requirement relating to the Owned Intellectual Property, the Licensed Intellectual Property or the Reseller Intellectual Property.

        (e)        To the Knowledge of the Company, the operation of the Business and the development, license, use, sale, distribution, modification and other exploitation of the Software Products and Services does not infringe on or otherwise violate the rights of any other Person or constitute an unlawful disclosure, use or misappropriation of the right or rights of any other Person.

        (f)        To the Knowledge of the Company, there is no: (i) Legal Proceeding, petition to cancel, interference, re-examination or audit pending, or to the Knowledge of the Company, threatened, with respect to, and (ii) presently existing factual basis that is reasonably likely to result in any Legal Proceeding or formal audit with respect to, any of the following: (A) the Owned Intellectual Property, (B) any moral rights or rights of publicity, or (C) any right of the Company to develop, license, use, sell, distribute, modify or otherwise exploit the Owned Intellectual Property or the Licensed Intellectual Property.

        (g)        To the Knowledge of the Company, the Company has not (i) infringed, misappropriated or otherwise violated, (ii) contributed to the infringement, misappropriation or other violation by others, or (iii) induced the infringement, misappropriation or other violation by others of any rights to any Patents, Trademarks, Copyrights, Trade Secrets or other Intellectual Property of any Person. The Company has not received any assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation.

        (h)        The Company is vigorously pursuing legal remedies against each Person who is known by the Company to be infringing upon, misappropriating or otherwise violating rights with respect to the Owned Intellectual Property. No complaint, allegation, charge or any assertion whatsoever that any Owned Intellectual Property is invalid or unenforceable has been made by any Person to the Company.

        (i)        To the Knowledge of the Company, there are no patents, patent applications, Inventions, publications, products, improved procedures or methods of manufacture, or other publicly known information that would reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the validity or enforceability of the Owned Intellectual Property.

        (j)        Except as set forth on Section 5.10(j) of the Disclosure Schedule, the source code (or any aspect or portion thereof) for or relating to any past, present or future product of the Business has not been disclosed or delivered to any agent or to any other Person. Except for such source code obligations as specifically identified on Section 5.10(j) of the Disclosure Schedule, the Company has the right (and, after the Effective Time, will continue to have the right), which is non-terminable and not subject to expiration or revocation, to develop, license, control, regulate the use of or otherwise exploit the Software Products and any Owned Intellectual Property pertaining thereto without any valid legal or equitable claim by, or payment or other obligation owing to, or required consent from, any Person.

        (k)        All Copyrights included in the Owned Intellectual Property consist exclusively of “works made for hire”, as that term is used in Title 17 of the United States Code, or of intellectual property rights obtained by the Company by Contract. To the Knowledge of the Company, the Owned Intellectual Property does not include (i) any Intellectual Property in which any Person other than the Company has or may acquire any right of ownership, control or compensation, or (ii) any Invention made by any employee of the Company at any time other than during his employment with the Company and with respect to which such employee has assigned all of his Intellectual Property Rights to the Company.

        (l)        To the Knowledge of the Company, the Company does not have an ownership interest in, a license to or control over an internet domain name that disparages, criticizes or is derogatory in any way towards any Person. To the Knowledge of the Company, the Company does not operate or control, either directly or indirectly, any World Wide Web site that disparages, criticizes or is derogatory in any way towards any Person.

        (m)        To the Knowledge of the Company, the Company does not operate or control, either directly or indirectly, any World Wide Web site that uses any registered Trademarks (including intent-to-use applications) of any other Person, or any confusingly similar variation thereof, without authorization, in any part of the World Wide Web site, including but not limited to in metatags or in hidden text.

        (n)        For purposes of this Section 5.10(n), the term “framing” refers to operating a World Wide Web site that combines data from the World Wide Web site with data from another World Wide Web site operated by any Person and the term “deep linking” refers to the operation of a World Wide Web site that obtains data from another World Wide Web site operated by any Person while bypassing the home page of the World Wide Web site operated by such Person. Except as set forth in Section 5.10(n) of the Disclosure Schedule, the Company does not operate or Control, any World Wide Web site that employs framing or deep linking. Except as set forth in Section 5.10(n) of the Disclosure Schedule, the Company has no Knowledge of any World Wide Web site of any Person that employs framing or deep linking with respect to any World Wide Web site owned or controlled by the Company.

        (o)        Except as set forth in Section 5.10(o) of the Disclosure Schedule, to the Knowledge of the Company, the Company does not operate or control any World Wide Web site that contains hyperlinks to any World Wide Web site owned or operated by any Person that violates any posted policies of any Person. Except as set forth in Section 5.10(o) of the Disclosure Schedule, the Company has no Knowledge of any World Wide Web site of any Person that, without authorization, includes any hyperlinks to any World Wide Web site owned or controlled, either directly or indirectly, by the Company.

        (p)        Except as specifically authorized by the Company to Persons with whom the Company has a written “partnership” agreement or as set forth in Section 5.10(p) of the Disclosure Schedule, the Company has not contracted with any Person to provide advertising through any World Wide Web site that is triggered by data comprising any Trademark, service mark, trade name, company name or business name, or confusingly similar variations thereof, of any other Person. The Company has no Knowledge of any Person that provides advertising not authorized by the Company through a World Wide Web site that is triggered by data comprising any Trademarks of the Company.

        (q)        To the best of the Company’s Knowledge, other than as set forth in Section 5.10(q) of the Disclosure Schedule, as delivered the Software Products do not contain any “back door”, “time bomb”, “trojan horse”, “worm”, “drop dead device”, “virus”, “software lock” or “hardware lock” (as such terms are generally known in the computer industry) or other instructions to intentionally disable or erase the Software. Notwithstanding the foregoing, the Software Products do require the Company’s customers to provide a current activation code for each license (whether based on product, module, or number of users) for operation and use thereof; provided, however, that once such activation code has been provided, the first sentence of this Section 5.10(q) shall be true and correct with respect to the Software Products until such time that the license for such Software is exceeded or has expired.

        (r)        The Software Products operate in all material respects according to the applicable published specifications therefor. To the Knowledge of the Company, there are no errors in the Software Products other than any minor “bugs” or “glitches” which are generally acceptable within industry standards or which otherwise do not materially affect the functionality of the Software Products. To the Knowledge of the Company, the Documentation for the Software Products includes any and all pertinent commentary, explanation and other information necessary for a reasonably competent programmer familiar with the applicable high-level language to modify, maintain and otherwise use the source code for such Software Products. To the Knowledge of the Company, the Company owns or is properly licensed to use all Software used in or necessary to conduct the Business, including any and all compilers, tools, and high-level languages used for the development, maintenance, and implementation of the Software Products.

5.11        Title to Assets; Equipment; Real Property.

        (a)        The Company owns, and has good and valid title to, or a valid leasehold interest in, all tangible assets reflected as being owned by or leased to it in the Financial Statements, free and clear of any Encumbrance (except Permitted Encumbrances). The assets currently owned by and leased to the Company constitute, in the aggregate, all of the assets and properties used to conduct the Business in the manner in which and to the extent to which such Business was conducted during periods reflected in the Financial Statements and is currently being conducted.

        (b)        The items of equipment and other tangible assets owned by or leased to the Company are reasonably adequate for their current uses and are in good condition and repair (ordinary wear and tear excepted). All leases in effect as of the date of this Agreement pursuant to which the Company, as lessee, leases items of equipment or other items of personal property are valid, subsisting and in full force and effect, and the Company is not, and, to the Company’s Knowledge, no other party thereto is, in default of any of its obligations under any of such leases.

        (c)        Section 5.11(c) of the Disclosure Schedule sets forth a list of all leases of real property pursuant to which the Company is a lessee and any real property in which the Company has an interest pursuant to a Contract (the “Leases”). The Company is in compliance in all material respects with the terms of all Leases to which it is a party and under which it is in occupancy, and all such Leases are valid and subsisting and in full force and effect. The Company enjoys peaceful and undisturbed possession under all such Leases. The Company has not agreed to purchase, sell, lease, assign, license or grant to any other Person any right in any real property, except as otherwise contemplated by this Agreement.

        (d)        The Company does not own and has never owned any real property.

5.12        Contracts.

        (a)        Except as set forth in Section 5.12(a) of the Disclosure Schedule, the Company has not entered into, nor are the Company’ assets bound by, whether in or not in writing, any Material Contracts. The Company has delivered to Buyer true, correct and complete copies of all written Material Contracts, and true, correct and complete written descriptions of all oral Material Contracts. Except as set forth in Section 5.12(a) of the Disclosure Schedule, neither the Company, nor to the Knowledge of the Company any other party thereto, has breached any provision of, or is default under the terms of, nor does any condition exist which, with the giving of notice or lapse of time or both, would constitute defaults, and no penalties have been incurred nor are amendments pending, with respect to the Material Contracts. To the Knowledge of the Company, the Material Contracts are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms, and no defenses, off-sets or counterclaims have been or may be asserted by any party thereto (other than creditors’ rights and remedies generally), nor has the Company waived any rights thereunder.

        (b)        The Company has not received notice of any plan or intention of any other party to any Material Contract to exercise any right to cancel or terminate any Material Contract, and to the Knowledge of the Company, there exists no fact that would justify the exercise of such right. The Company does not contemplate, and the Company has no Knowledge or reason to believe that any other Person currently contemplates, any amendment or change to any Material Contract.

        (c)        Except as set forth in Section 5.12(c) of the Disclosure Schedule, the Company is not a party to any Contracts with a Governmental Entity and is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

        (d)        Section 5.12(d) of the Disclosure Schedule sets forth a summary of each outstanding bid or proposal by the Company that, if awarded to the Company, contemplates payments to the Company involving or with a value in excess of $50,000 and that is subject to acceptance or award by a third party.

5.13        Legal Proceedings; Orders.

        (a)        Except as set forth in Section 5.13 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or involving the Company or, with respect to matters relating to the Company, any of its officers or directors (i) that would be required to be disclosed in an Annual Report on Form 10-K or (ii) that could reasonably be expected (A) to prevent or delay consummation of the Merger or (B) to prevent the Company from performing its obligations under this Agreement or (C) to have, individually or in the aggregate, a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity issued with respect to the Company.

        (b)        There is no order, writ, injunction, judgment or decree to which the Company is subject.

        (c)        No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Company’s Knowledge, threatened.

5.14        Governmental Authorizations; Compliance with Legal Requirements.

        (a)        The Company holds the Governmental Authorizations necessary to enable it to conduct the Business in the manner in which the Business is currently being conducted and to perform all of its obligations under the Contracts to which it is a party except where the failure to hold such Governmental Authorization would not have, individually or in the aggregate, a Material Adverse Effect. The Company is in material compliance with the terms and requirements of such Governmental Authorizations except where the failure to be in material compliance would not have, individually or in the aggregate, a Material Adverse Effect. The Company has not received at any time since December 31, 1998 any written notice or other written communication from any Governmental Entity (a) asserting any violation of or failure to comply with any Legal Requirement of any Governmental Authorization or (b) notifying the Company of the revocation or withdrawal of any Governmental Authorization. No Governmental Authorization will be affected by this Agreement or the transactions contemplated by this Agreement except where such effect would not have, individually or in the aggregate, a Material Adverse Effect.

        (b)        The Company is in compliance with all applicable Legal Requirements except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 1998, the Company has not been cited, fined or otherwise notified of any failure to comply with any applicable Legal Requirement (including any applicable Environmental Laws) and no Legal Proceeding with respect to any such violation is pending or, to the Knowledge of the Company, threatened.

5.15        Tax Matters.

        (a)        All Tax Returns required to be filed with any Governmental Entity by the Company have been, or will be, properly and timely filed when due in accordance with all applicable laws. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. All Tax Returns filed by or on behalf of the Company accurately and fairly reflect the Taxes of the Company for the periods covered thereby. The Company has timely paid, withheld or established adequate reserves for all Taxes (whether or not shown on any Tax Return) due or that may become due prior to the Closing Date, and all estimated Taxes required to be paid by or on behalf of the Company prior to the Closing for the current taxable year of the Company have been made.

        (b)        All foreign, state and local jurisdictions where the Company has filed Tax Returns are set forth in Section 5.15(b) of the Disclosure Schedule. Except as set forth in Section 5.15(b) of the Disclosure Schedule, no claim has ever been made by any Tax Authority in any jurisdiction that the Company is or may be subject to Tax by such jurisdiction.

        (c)        Except as set forth in Section 5.15(c) of the Disclosure Schedule, there is no Tax deficiency or delinquency asserted or, to the Knowledge of the Company, threatened against the Company and no audit, action or similar Legal Proceeding is pending or, to the Knowledge of the Company, threatened by any Governmental Entity against the Company. No adjustment relating to any Tax Return of the Company has been proposed by any Governmental Entity, and, to the Knowledge of the Company, no basis exists for such an adjustment. The Company has not granted any extension to any Governmental Entity of the limitations period during which any Tax liability may be assessed or collected.

        (d)        All monies required to be withheld or collected by the Company and the portion of any such Taxes to be paid by the Company to any Tax Authority have been collected or withheld and either paid to the respective Governmental Entity or reflected as liabilities in the Company’s Financial Statements.

        (e)        To the Knowledge of the Company, there are no Encumbrances for Taxes upon the assets of the Company, except Encumbrances for current Taxes not yet due and payable for which adequate reserves have been provided for in the Company’s Financial Statements. Except for the inclusion of the Subsidiaries in the Company’s Tax Returns, the Company has never been a member of any affiliated, consolidated, combined or unitary group, or filed or been included in a combined, consolidated or unitary Tax Return, and the Company is currently under no contractual obligation to indemnify any other Person with respect to Taxes. Except for the inclusion of the Subsidiaries in the Company’s Tax Returns, the Company has never been a member of, or had an interest in, any Person, the taxable income of which is or was required to be taken into account by the Company on its Tax Returns, in whole or in part.

        (f)        Except as set forth in Section 5.15(f) of the Disclosure Schedule, the Company is not a party to any Contract that may result, separately or in the aggregate, in the Company being required to pay any “excess parachute payments” within the meaning of Section 280G of the Code.

        (g)        The liabilities shown in the Company’s balance sheets included in the Financial Statements (rather than any notes thereto) and to be accrued on the books and records of the Company through the Effective Time for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), computed as if the partial year beginning with the first day of the current Tax year and ending with the Effective Time were a complete Tax year ending on the Effective Time, (i) will be adequate accruals with respect to the Tax liabilities of the Company, and (ii) have been and will be accrued in a manner consistent with the practices previously utilized by the Company for accruing Tax liabilities.

        (h)        The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Effective Time pursuant to an adjustment under Section 481(a) of the Code that was required by the Internal Revenue Service prior to the Effective Time;  (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Effective Time;  (iii) installment sale or open transaction disposition made on or prior to the Effective Time; or (iv) prepaid amount received on or prior to the Effective Time other than such amounts as may be set forth in the Company’s Financial Statements.

        (i)        The Company has not, with regard to any assets held, acquired or to be acquired by it, consented to the application of Section 341(f)(2) of the Code to such property or assets.

        (j)        The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

        (k)        The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has neither been a member of an “affiliated group” filing a consolidated federal income Tax Return, nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar Legal Requirement), as a transferee or successor, by contract or otherwise.

        (l)        The Company has never participated in any way in any confidential corporate tax shelter within the meaning of Treasury Regulation Section 301.6111-2T(a)(2).

        (m)        The Company is not, and never has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

        (n)        The Company has made available to Parent or its legal counsel, copies of all Tax Returns filed on or behalf of the Company filed for all taxable periods ending on or after December 31, 1997.

        (o)        To the Knowledge of the Company, no state or federal “net operating loss” of the Company determined as of the date of this Agreement is subject to limitation on its use by the Company as of the date of this Agreement pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

5.16        Employee Benefit Matters.

        (a)        Set forth in Section 5.16(a) of the Disclosure Schedule is a true, complete and correct list of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance, stock option, bonus and other employee benefit plans, arrangements, agreements and practices which relate to employee benefits sponsored, maintained or contributed to by the Company, or any other corporation or trade or business under common Control with the Company or treated as a single employer with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), or under which the Company or any ERISA Affiliate has any current or future obligation or liability with respect to a present or former officer, employee, agent or consultant of the Company or under which any present or former officer, employee, agent or consultant of the Company, or such present or former officer’s, employee’s, agent’s or consultant’s dependents or beneficiaries, have any current or future right to benefits (collectively, the “Employee Plans”). Within the 30-day period immediately preceding the Closing, the Company has not communicated to any employee of the Company any intention or commitment to modify any Employee Plan or to establish or implement any other benefit plan, program or arrangement.

        (b)        The Company has delivered or made available to Buyer true, complete and correct copies of (i) each Employee Plan (or, in the case of each unwritten Employee Plan, a description thereof), (ii) annual reports on Form 5500 filed since January 1, 1999 with the Internal Revenue Service or Pension and Welfare Benefits Administration with respect to each Employee Plan (if any such report was required by applicable law), (iii) the most recent summary plan description for each Employee Plan for which such a summary plan description is required by applicable law, and (iv) each trust agreement and insurance contract relating to any Employee Plan.

        (c)        Each Employee Plan has been maintained, operated and administered in all material respects in accordance with its respective terms and in compliance with all Legal Requirements. All reports, notices and other documents required to be filed, or furnished under the Code, ERISA or the terms of the Employee Plans with respect to each Employee Plan have in all material respects been duly and timely filed or furnished. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or self-correction programs established by the Internal Revenue Service, or entered into a closing agreement with the Internal Revenue Service with respect to the form or operation of any Employee Plan. Except to the extent prohibited by the Code or ERISA, each Employee Plan and each contract, agreement or other arrangement relating to each Employee Plan may be amended or terminated, at any time without any liability (with the exception of underlying accrued benefits) to the Company or to Buyer.

        (d)        Except as set forth in Section 5.16(d) of the Disclosure Schedule, neither the Company nor an ERISA Affiliate has had an obligation to contribute to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan,” as defined in Section 3(37) of ERISA (collectively, “Pension Plans”). Except as set forth in Section 5.16(d) of the Disclosure Schedule and except with regard to the Company and each ERISA Affiliate, no other trade or business is, or has been, treated, together with the Company or an ERISA Affiliate, as a single employer under Section 414 of the Code or Section 4001 of ERISA and neither the Company nor any ERISA Affiliate has incurred any liability to or with respect to an Employee Plan (other than with respect to contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due). Neither the Company nor any ERISA Affiliate has incurred or is contingently liable for any withdrawal liability to any “multiemployer plan” under Section 4201 of ERISA. No Employee Plan has incurred any “accumulated funding deficiency” as defined in Section 412(a) of the Code and Section 302(a)(2) of ERISA (whether or not waived).

        (e)        Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, or if not so qualified each such plan may still be amended within the remedial amendment period applicable to such plan to cure any qualification defect to the extent permitted by Legal Requirements, and each trust created thereunder which is intended to be exempt from federal income tax under the provisions of Section 501(a) of the Code has been determined by the Internal Revenue Service to be so exempt and no event has occurred or condition exists that could materially and adversely effect the qualified status of any Employee Plan or the exempt status of any such trust. The Company has delivered or made available to Buyer a true, correct and complete copy of the most recent determination letter received with respect to each Employee Plan for which a letter has been issued, as well as a true, correct and complete copy of any pending application for a determination letter. No event has occurred that could subject any Employee Plan to tax under Section 511 of the Code.

        (f)        To the Company’s Knowledge, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any Employee Plan, for which a statutory, regulatory or administrative exemption is unavailable, and no other condition exists with respect to any Employee Plan that could result in the Company or an ERISA Affiliate becoming liable directly or indirectly (by indemnification or otherwise) for any excise tax, penalty or other liability under ERISA or the Code.

        (g)        Except as set forth in Section 5.16(g) of the Disclosure Schedule, there are no actions or claims pending or, to the Company’s Knowledge, threatened, with respect to any Employee Plan (other than routine claims for benefits), and there are no investigations or audits of any Employee Plan by any Governmental Entity currently pending or, to the Company’s Knowledge, threatened and there have been no such investigations or audits that have been concluded that resulted in any liability of the Company or an ERISA Affiliate that has not been fully discharged.

        (h)        Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Except as set forth in Section 5.16(h) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to an Employee Plan pursuant to the provisions of a collective bargaining agreement.

        (i)        Neither the Company nor any ERISA Affiliate is liable for any amount pursuant to Sections 4062, 4063, 4064 or 4069 of ERISA and, to the Company’s Knowledge, no condition exists that could reasonably be expected to result in any such liability.

        (j)        No lien has been filed by any person or entity and no Encumbrance exists by operation of law or otherwise on the assets of the Company relating to, or as a result of, the operation or maintenance of any Employee Plan, any Pension Plan or any other similar plan maintained, or contributed to, by the Company or any ERISA Affiliate, and the Company has no Knowledge of the existence of facts or circumstances that would reasonably be expected to result in the imposition of such Encumbrance.

        (k)        Except as set forth in Section 5.16(k) of the Disclosure Schedule, no termination, retention, severance or similar benefit will become payable, and no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Plan or other Contract, as a result of the transactions contemplated by this Agreement. All employees of the Company may be terminated at will, without notice and without incurring any severance or other liability or obligation to the employee in connection with the termination other than such obligations as are specifically described on Section 5.16(k) of the Disclosure Schedule.

        (l)        The Company does not maintain, nor has it ever maintained, or contributed, or ever been required to contribute, to any Employee Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with the requirements of Part 6 of Subtitle 1 of ERISA and Section 4980 of the Code).

        (m)        Except as disclosed in Section 5.16(m) of the Disclosure Schedule, all contributions to, any payments from, the Employee Plans that may have been required to be made in accordance with their terms, and any applicable collective bargaining agreement and, when applicable Section 302 of ERISA or Section 412 of the Code, have been made timely. All contributions to, and payments from, the Employee Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending at the Effective Time that are not yet, but will be required to be made, will be properly accrued and reflected in the Closing Balance Sheet.

5.17        Employees and Consultants.     Set forth in Section 5.17 of the Disclosure Schedule is a true, correct and complete list of all employees and consultants of the Company as of December 31, 2001 and 2002, together with their positions and their annual salaries and other compensation, including accruals for vacations through March 31, 2003. Except as set forth in Section 5.17 of the Disclosure Schedule, the Company has not granted or paid, or become obligated to grant or pay to or on behalf of any employee or other Person, any (a) increases in the wages or salary, (b) bonus or similar payment, or (c) other benefit. The Company has no Knowledge of any facts that would indicate that any employee or consultant of the Company will not continue such employment or consulting arrangement with the Surviving Corporation following the Closing, if continued on a basis no less favorable to the employee or consultant than that upon which such employee or consultant is currently retained by the Company.

5.18        Labor Relations.    (a) There are no labor strikes, disputes, slowdowns, stoppages or lockouts actually pending, or, to the Knowledge of the Company, threatened against or affecting the Company, and during the past five years there have been no such actions; (b) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor, organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (c) to the Knowledge of the Company, there are no current union organizing activities among the employees of the Company; (d) true, correct and complete copies of all written personnel policies, rules or procedures applicable to employees of the Company have been delivered to Buyer; (e) the Company is, and has at all times been, in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (f) there are no complaints, charges or Legal Proceedings pending or, to the Knowledge of the Company, threatened in any forum against the Company alleging breach of any express or implied contract of employment, any Legal Requirement governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship except for such complaints, charges or Legal Proceedings which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (g) there are no employment contracts or severance agreements with any employees of the Company, except as disclosed in the Company SEC Reports; and (h) since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), the Company has not effectuated (A) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Legal Requirement.

5.19        Inventory.    There has been no material change in the inventory since March 31, 2003 other than changes in the ordinary course of business consistent with past practices or as otherwise disclosed in this Agreement or in Section 5.19 of the Disclosure Schedule.

5.20        Books of Account.     The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and Liabilities of the Company have been properly recorded in such books in accordance with GAAP (except as may be indicated in the notes thereto and except that the unaudited interim financial statements may have been subject to normal and recurring year-end adjustments).

5.21        Environmental Matters.

        (a)        The Company is in compliance with all applicable Environmental Laws. The Company has not received any notice or other communication from a Governmental Entity or any other Person that alleges that the Company is not in compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any real property leased, used or controlled by the Company has received any written notice or other written communication from a Governmental Entity or any other Person that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.

        (b)        The real properties leased by the Company, and the existing and prior uses and activities thereon, including the use, maintenance and operation of the Business (and activities related thereto), comply and have at all times complied with all Environmental Laws.

5.22        Insurance.         Schedule 5.22 sets forth a true, complete and correct summary of all policies of insurance for the Company. All such policies are in full force and effect, and the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All premiums payable with respect to such policies that are due and payable have been paid and the Company is otherwise in compliance with all conditions and requirements applicable to such policies and coverage thereunder. Except as disclosed in Section 5.22 of the Disclosure Schedule, there is no pending claim (including any workers’ compensation claim) under any insurance policy of the Company.

5.23        Brokers and Finders.     Except for its obligation to pay fees and expenses pursuant to its agreement with UBS Warburg LLC, a copy of which has previously been furnished to Buyer, the Company has not entered into any Contract with any Person which may result in the obligation of the Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses payable to UBS Warburg LLC, no claim has been asserted by any Person for payment by the Company of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.24        Opinion of Financial Advisor.    UBS Warburg LLC has rendered an opinion to the Board of Directors of the Company, dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

5.25        Affiliate Transactions.    Except to the extent disclosed in any of the Company SEC Reports, there are no other transactions, agreements, arrangements or understandings between the Company and the Company’s Affiliates or other parties, on the other hand, that would be required to be disclosed as a Certain Relationship or Related Transaction under Item 404 of Regulation S-K under the Securities Act.

5.26        Pre-Payments, Deposits, Etc.     Set forth in Section 5.26 of the Disclosure Schedule is a true, correct and complete list of all credits, prepayments, deposits, discounts and other offsets accrued for on the balance sheet of the Company as of March 31, 2003 related to the Business.

5.27        Customer List.     Set forth in Section 5.27 of the Disclosure Schedule is a true, correct and complete list of the following information relating to the Company’s twenty-five (25) largest customers:  client number, products and services purchased or ordered, and cash receipts. Except as set forth in Section 5.27 of the Disclosure Schedule, the Company’s list of customers, including all information related to the identity of such customers and/or the Software Products and Services purchased or licensed by such customers, has not been delivered to any Person, nor has any Person been provided access to or otherwise received any such information other than employees of the Company.

5.28        Questionable Payments.     Neither the Company nor any of its current or former directors, executives, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of the Company): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (d) has made at any time since January 1, 1998, any false or fictitious entries on the books and records of the Company; or (e) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company. Moreoever, since the inception of the Company, neither the Company nor any of its Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to give or offer to give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

5.29        No Restrictions.     Except as set forth in Section 5.29 of the Disclosure Schedule, the Company has not entered into any Contract obligating the Company to refrain from (a) competing with any business, (b) conducting business in any particular jurisdiction, or (c) conducting any business with certain parties or that otherwise restrains or prevents the Company from carrying on the Business or any other business activity.

5.30        Takeover Statutes.    No “business combination,” “fair price,” “moratorium,” “control share,” “shareholder protection,” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (including without limitation §23-1-42-1 et seq. of the IBCL) applicable to the Company or any of its Subsidiaries will be triggered by the terms and conditions of the Merger as contemplated in this Agreement, this Agreement or the other transactions contemplated hereby.

5.31        Export Control Laws.    The Company has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not reasonably expected to have a Material Adverse Effect on the Company.

6.       REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

         Buyer and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article 6 are true, correct and complete as of the date hereof.

6.1        Due Organization.    Buyer and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Indiana, respectively. There is no pending or, to the Knowledge of Buyer and Merger Sub, threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer or Merger Sub.

6.2        Authority; Non-Contravention; Approvals.

        (a)        Buyer and Merger Sub each have full corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Buyer and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Buyer and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and similar Legal Requirements now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and to general principles of equity.

        (b)        The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Articles of Incorporation or Bylaws of Buyer or Merger Sub, (ii) any Legal Requirement of any Governmental Entity applicable to Buyer or Merger Sub or any of their respective properties or assets, or (iii) any Contract to which Buyer or Merger Sub is now a party or by which Buyer or Merger Sub or any of their respective properties or assets may be bound or affected.

        (c)        Except for (i)  the Merger Filing, and (ii) the filing of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby , Buyer is not required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except where failure to obtain such consents, give notice or filing which would not delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

6.3        Proxy Statement.    None of the information supplied by Buyer or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement to be distributed in connection with the Shareholders Meeting, if any, will, at the time of its mailing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

6.4        Brokers and Finders.    Buyer has not entered into any Contract with any Person which may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

6.5        Merger Sub.    Merger Sub was formed solely for the purposes of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

6.6        Sufficient Funds.    Buyer will have immediately after the Effective Time sufficient and available funds to enable Buyer to pay the Total Consideration in cash in accordance with Sections 4.2 and 4.5, above, to perform its obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by it.

7.        COVENANTS OF THE COMPANY

7.1        Access and Investigation.    During the period from the date of this Agreement through the Effective Time, (a) the Company shall, and shall cause the Company’s Representatives to, provide Buyer and Buyer’s Representatives with reasonable access to the Company’s Representatives, personnel, customers and vendors and assets and to all existing books, records, Tax Returns, Company SEC Reports, work papers and other documents and information relating to the Company and (b) Buyer (i) shall not contact, and Buyer shall use its best efforts to ensure that none of its Representatives contact, any employee of the Company other than Company’s executive officers (specifically the Chief Executive Officer and the Chief Financial Officer), without the prior authorization of the Company’s Chairman of the Board, Chief Executive Officer or Chief Financial Officer; and (ii) shall use reasonable efforts to ensure that none of its employees, accountants, counsel, financial advisors or other Representatives materially interfere with or otherwise materially disrupt the Company’s business or operations while exercising the rights provided under this Section.

7.2        Operation of the Business.     At all times from and after the date of this Agreement until the Effective Time, the Company agrees as follows (except as expressly contemplated or permitted by this Agreement, or to the extent that Buyer otherwise consents in writing):

        (a)        The Company shall conduct the Business only in, and the Company shall not take any action except in, the ordinary course consistent with past practices.

        (b)        Without limiting the generality of Section 7.2(a): (i) the Company shall preserve intact its present business organization and reputation, keep available the services of its key officers and employees, maintain its assets and properties in good working order and condition (ordinary wear and tear excepted), maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, preserve its relationships with customers and suppliers and others having significant business dealings with it and comply in all respects with all Legal Requirements applicable to it, and (ii)  the Company shall not:

(1) amend its Articles of Incorporation or Bylaws;

(2) split, combine or reclassify any outstanding shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock or declare or pay any dividends on such shares;

(3) form any subsidiary or acquire any equity interest in any other Person;

        (4)         issue, sell or grant any additional shares of its capital stock or any options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts relating to the issuance or sale of any of shares of its capital stock, other than Company Common Stock issued as a result of the proper exercise of Company Stock Options outstanding as of the date of this Agreement;

(5) adjust or change the price or otherwise change the terms of any Company Stock Options outstanding as of the date of this Agreement;

(6) sell, transfer, lease or license to any Person, or encumber, any assets other than in the ordinary course of business consistent with past practices;

        (7)         acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(8) make or agree to make any capital expenditure or other expenditures that are outside the ordinary course of business or inconsistent with past practices;

(9) make any payments outside the ordinary course of business for purposes of settling any dispute;

(10) enter into any transaction with any shareholder, officer, director, employee or any Affiliate or Family Member of such Person;

(11) incur any indebtedness for borrowed money or guarantee any such indebtedness;

        (12)         adopt or amend any Employee Plan or Pension Plan or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing Contract or plan (except for normal increases in compensation and payment of year-end bonuses made in the ordinary course of business that are consistent with past practices);

(13) amend or terminate any Material Contract or waive, release or assign any rights or claims under any Material Contract;

(14) enter into any Contract on terms less favorable to the Company than those the Company has entered into in the past in the ordinary course of business consistent with past practices;

(15) change any of its methods of accounting or accounting practices;

        (16)         make or revoke any Tax election, or Tax sharing arrangement or Tax agreement with any Governmental Entity (except for elections made in the ordinary course of business consistent with past practices);

        (17)         enter into or amend any Contract pursuant to which any other Person is granted exclusive marketing or any other exclusive rights in, or to Intellectual Property, of any type or scope, with respect to the Business; or

(18) enter into an Contract to take any of the actions described in clauses (1) through (17).

7.3        Acquisition Transactions.

        (a)        After the date hereof and prior to the Effective Time pursuant to the terms hereof or earlier termination of this Agreement in accordance with the terms of Article 12, the Company shall not, and the Company shall use its reasonable best efforts to ensure that its Representatives, its Subsidiaries and its Subsidiaries’ Representatives do not (i) initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including any proposal or offer to shareholders of the Company) with respect to a merger, consolidation, reorganization, share exchange or similar transaction involving the Company or the Subsidiaries, or any purchase of all or any substantial portion of the securities of the Company or the Subsidiaries, or all or substantially all of the assets of, the Company or the Subsidiaries (any such transactions, other than the transactions contemplated by this Agreement, being referred to herein as a “Company Acquisition Transaction”) or (ii) engage in any discussions or negotiations concerning, or provide any confidential or non-public information or data to, or have any discussions with any Person (other than its professional advisors) relating to any Company Acquisition Transaction, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Transaction.

        (b)        Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, (i) if, after the date of this Agreement and prior to obtaining the Shareholder Approval, the Company receives from a financially capable Person (a “Potential Acquiror”) a bona fide inquiry, offer or proposal with respect to a Company Acquisition Transaction (an “Acquisition Proposal”) that (A) was neither solicited nor encouraged by the Company its Representatives, its Subsidiaries and its Subsidiaries’ Representatives, and (B) the Board of Directors of the Company determines, in good faith after consultation with its financial and/or legal advisors constitutes or, is reasonably likely to lead to, a Superior Proposal, then the Company may, (i) after giving Buyer at least twenty-four (24) hours written notice of its intention to do so, engage in discussions or negotiations with the Potential Acquiror, (ii) furnish confidential information and data to the Potential Acquiror pursuant to a confidentiality agreement, and (iii) request from the Potential Acquiror such information as may be reasonably necessary for the Board of Directors of the Company to inform themselves as to the material terms of such Acquisition Proposal for the sole purpose of determining whether such Acquisition Proposal constitutes a Superior Proposal, provided, that (x) in each case the Board of Directors of the Company shall have determined, in good faith after being advised by legal and financial advisors, that taking such actions with respect to an Acquisition Proposal from such Potential Acquiror is necessary in order for the Board of Directors of the Company to discharge its fiduciary duties under applicable law, (y) the Company shall comply with Section 7.3(c) with respect to any such Acquisition Proposal, and (z) prior to the Board of Directors of the Company making any determination with respect to any withdrawal of or change to its recommendation in favor of the Merger in connection with or as a result of such Acquisition Proposal, the Company shall consult with Buyer and provide it a reasonable opportunity, not less than three (3) business days, to amend the terms of the Merger in response to such Acquisition Proposal providing terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial and legal advisors) to provide as great a value and to be as favorable to the Company’s shareholders as the Acquisition Proposal. Provided the Company has complied with the foregoing provisions and that a Superior Proposal has been made and not withdrawn and continues to be a Superior Proposal notwithstanding any modification by Buyer of the terms of the Merger, the Board of Directors of the Company, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof, may (i) withdraw or modify its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend any Superior Proposal, or (iii) after first terminating this Agreement pursuant to and in full compliance with the provisions of 12.1(g), cause the Company to enter into a definitive agreement with respect to such Superior Proposal. Activities conducted in accordance with this Section 7.3(b) shall not constitute a violation of Section 7.3(a) or any other provision of this Agreement; provided, however, that nothing in this Section 7.3 shall permit the Company to terminate this Agreement other than pursuant to and in accordance with Article 12. For purposes of this Agreement, a “Superior Proposal” shall mean an Acquisition Proposal that the Board of Directors of the Company, after consultation with its legal and financial advisors, determines in its good faith judgment to be more favorable to the Company’s shareholders than the terms of the Merger and is reasonably likely to be consummated (taking into account any financing conditions or whether the Acquisition Proposal involves consideration that is not entirely cash or does not permit the Company’s shareholders to receive the payment of the offered consideration in respect of all shares at the same time). Any disclosure that the Board of Directors of the Company may determine to make with respect to a Company Acquisition Transaction in order to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 7.3; provided that such disclosure states that no action will be taken by the Board of Directors of the Company with respect to the withdrawal or modification of its recommendation of the transactions contemplated hereby or the approval or recommendation of any Acquisition Proposal except in accordance with this Section 7.3(b).

        (c)        The Company shall promptly (and in no event no later than twenty-four (24) hours later) notify Buyer in writing after receipt of any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal (including any indication of interest or request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person that informs the Board of Directors of the Company that it is considering making or has made an Acquisition Proposal), the principal terms and conditions of any such Acquisition Proposal and the status of any discussions with respect to any such proposal (including any changes thereto). The Company shall keep Buyer informed promptly of the status (including any change to the material terms thereof) of any such Acquisition Proposal.

        (d)        The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Company Acquisition Transaction and will use reasonable efforts to obtain the return of any confidential information furnished to any such Person.

7.4        Proxy Statement.    The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the time of its mailing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Buyer specifically for inclusion or incorporation by reference therein.

7.5        Shareholders Meeting.    The Company shall call, give notice of, and hold a meeting as promptly as practicable after the date hereof for the purpose of voting to approve this Agreement and the Merger (the “Company Voting Proposal”). Subject to Section 7.3(b), the Company will, unless this Agreement is terminated in accordance with its terms, through its Board of Directors, recommend to its shareholders approval of the Merger and will coordinate and cooperate with respect to the timing of the Shareholders Meeting. Subject to Section 7.3(b), the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Merger.

7.6        Cooperation.    The Company will, through the Effective Time, cooperate in good faith with all reasonable requests made by Buyer and Merger Sub for the purpose of encouraging all of the Company’s employees, lessors, licensors, customers, suppliers and other business associates to maintain the same business relationships with the Surviving Corporation after the Effective Time as they maintained with the Company prior to the Effective Time. The Company will not take any action that is reasonably likely to discourage any employee, lessor, licensor, customer, supplier or other business associate of the Company from maintaining such relationship with the Surviving Corporation.

8.        COVENANTS OF THE PARTIES

8.1        General.    Subject to the terms and conditions hereof, each of the parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement (subject to the fiduciary duties of the Company’s Board of Directors and Section 7.3(b)), including using its commercially reasonable efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent (including the Required Consents), waiver, approval or authorization from any Person reasonably requested by such other party in order to maintain in full force and effect any of the Company’s Contracts, permits, licenses or other rights following the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall require Buyer or Merger Sub to make any payment or guarantee, or enter into any other Contract limiting Buyer’s or Merger Sub’s operations or obligating Buyer or Merger Sub to make payments in excess of $1,000, with respect to any of the actions described in this Section 8.1.

8.2        Governmental Matters.     Subject to the terms and conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take any additional action that may be necessary, proper or advisable to (i) obtain from any Governmental Entity any Governmental Authorization required or appropriate to be obtained by either Buyer or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) make all necessary filings, and thereafter make any required submissions with respect to the Merger and the other transactions contemplated hereby required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities or other Legal Requirements, and (iii) effect all other necessary registrations, filings and submissions. Each of the parties shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent that is in effect and restricts, prevents, prohibits or otherwise bars the consummation of the Merger or any other transaction contemplated hereby. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by Buyer to effect the Merger and all other transactions contemplated hereby, Buyer shall not be required to agree to any conditions proposed by any Governmental Entity which Buyer in its reasonable discretion deems to be unreasonable or unduly burdensome or which limits its freedom of action with respect to Buyer or any of its Affiliates or the business of the Company or its ability to retain a material portion of the Company’s assets or businesses.

8.3        Preparation of Proxy Statement.

        (a)        As soon as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and supplemented, the “Proxy Statement”) in connection with the meeting of its shareholders (the “Shareholders Meeting”) to consider the Merger. The Company shall use its reasonable best efforts to respond to any written comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Buyer. In such event, the Company, with the cooperation of Buyer and Merger Sub, will promptly prepare and mail to its shareholders such an amendment or supplement. Buyer shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information required to be included therein with respect to Buyer or Merger Sub. Buyer and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement, any amendment or supplement thereto, and any such correspondence prior to its filing with the SEC or dissemination to the Company’s shareholders.

        (b)        The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger, provided that the Board of Directors of the Company may withdraw such recommendation pursuant to Section 7.3(b).

        (c)        Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all reasonable steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

8.4        Notification of Certain Matters.    Each of the parties agrees to give prompt notice to each other of, and to use reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.5        Public Statements.    Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, (i) the initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Buyer and the Company, and (ii) any subsequent press releases or other public statements with respect to the Merger or the other transactions contemplated by this Agreement shall require prior consultation between Buyer and the Company and the parties shall use their best efforts to accommodate the reasonable requests of the other party with respect to such press releases.

8.6        Shareholder Litigation.    Company shall keep the Buyer fully informed and, to the extent permitted by law or applicable regulatory agencies, give Buyer the opportunity to participate in the formulation and implementation of a defense strategy with respect to any shareholder litigation against the Company and/or its directors relating to the Merger, this Agreement or the transactions contemplated hereby; provided, the Buyer shall participate in the formulation and implementation of a defense strategy to such shareholder litigation through legal counsel chosen by Buyer, and the fees and expenses of such legal counsel shall be borne by the Buyer and provided further, that Buyer shall in no event be authorized to direct the conduct of such litigation on behalf of the Company, its shareholders, officers, directors or employees.

8.7        Indemnification and Insurance.

        (a)         From and after the Effective Time, Buyer and the Surviving Corporation shall, to the fullest extent permitted under applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws, indemnify and hold harmless, each present director or officer of the Company, determined as of the Effective Time (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to any acts or omissions or alleged acts or omissions by them in their capacities as such; provided, that, as to claims existing as of the Effective Time, in no event shall the Surviving Corporation be obligated to provide indemnification under this Section 8.7(a) in excess of the indemnification that the Company is required to provide to its directors and officers under its Articles of Incorporation or Bylaws as in effect as of the date hereof.

        (b)         For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain (through the continuation or endorsement of the Company’s existing policy or the purchase of a “tail-end” rider permitted by such policy) in effect, the directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on the terms (including the amounts of coverage and the amounts of deductibles, if any) now applicable to them.

        (c)         This Section 8.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (as the case may be) assume the obligations of the Surviving Corporation set forth in this Section 8.7.

8.8        Notification.    Between the date of this Agreement and the Closing Date, the Company shall promptly notify Buyer in writing if it becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Company’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedules, the Company shall promptly deliver to Buyer a supplement to the relevant Disclosure Schedule(s) specifying such changes (collectively the “Updated Disclosure Schedules”).

8.9        Company Plans.    Buyer shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company (collectively, the “Company Plans”); provided, however, that if Buyer determines, in good faith, that it provides benefits of the same or of a superior type or class as a corresponding Company Plan maintained by the Company, the Surviving Corporation shall continue such Company Plan in effect until such date as Buyer determines that the Surviving Corporation employees shall become eligible to participate in the corresponding plan or program maintained by Buyer (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of Buyer to terminate such plan or program). For purposes of administering each such replacement plan or program, service with the Company shall be deemed to be service with Buyer for the purpose of determining eligibility to participate, vesting (if applicable), and benefit accrual in such welfare plans and programs. With respect to any Buyer employer plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and that is offered to the Surviving Corporation employees at any time prior to the January 1 immediately following the Closing Date, such Buyer employer plan shall grant such Surviving Corporation employees credit for all deductible amounts, co-payment amounts and other out-of-pocket expenses credited to or paid by such Surviving Corporation employee under the terms of any Company Plan that was a “group health plan” within the meaning of Section 5000(b)(1) of the Code as of the Closing Date (including periods of time during which such plan was maintained following the Closing Date).

9.        CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATIONS

        Each party’s obligations to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

9.1        Shareholder Approval.    This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to be cast at the Shareholders Meeting called for the purpose of voting upon the Merger and at which meeting a quorum is present in accordance with the Company’s Articles of Incorporation, Bylaws and the IBCL (“Shareholder Approval”).

9.2        No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other material legal restraint or prohibition issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

10.        CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND MERGER SUB

        The obligations of Buyer and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

10.1        Accuracy of Representations.    The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date (except as such representations and warranties are updated after giving effect to the Updated Disclosure Schedules, but subject to the Buyer’s termination right under Section 12.1(h)), except for such untruths or inaccuracies (without regard to any materiality, Material Adverse Effect or Knowledge qualifications contained in such representations and warranties) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

10.2        Performance.    All of the obligations, covenants and agreements with which the Company is required to comply or that the Company is required to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed.

10.3        Closing Certificate.    The Company shall have delivered to Buyer a certificate of the Company’s chief executive officer or chief financial officer, dated as of the Closing Date, to the effect set forth in Sections 10.1 and 10.2.

10.4        Corporate Certificate.    The Company shall have delivered to Buyer (a) copies of the Company’s Articles of Incorporation and Bylaws as then in effect, (b) copies of resolutions adopted by the Board of Directors and shareholders of the Company authorizing the transactions contemplated by this Agreement, (c) a certificate of good standing of the Company issued by the Secretary of State of the State of Indiana, and (d) a certificate of qualification issued by the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation, certified in each case as of the Closing Date by the Company’s Secretary as being true, correct and complete.

10.5        Opinion of Counsel.    Buyer shall have received from Ice Miller, legal counsel to the Company, an opinion dated as of the Closing Date in substantially the form attached hereto as Exhibit B.

10.6        Consents.    The Company shall have received and furnished to Buyer the Required Consents.

10.7        Material Adverse Change.    There shall have been no Material Adverse Change with respect to the Company and Buyer shall have received a certificate to such effect, dated as of the Closing Date, executed by the Chief Executive Officer of the Company.

10.8        Outstanding Shares.    The number of shares of Company Common Stock outstanding as of the Closing Date shall not exceed 4,945,085, plus any such shares issued as a result of the proper exercise of Company Stock Options outstanding as of the date of this Agreement.

10.9        Outstanding Options.    The number of Company Stock Options outstanding as of the Closing Date shall not exceed 2,449,914, minus that number of Company Stock Options properly exercised after the date of this Agreement, and no re-pricing or other changes in the terms of such Company Stock Options shall have been made.

10.10        Estimated Third Party Expenses.    Buyer shall have received from the Company at least three (3) business days prior to the Closing Date a written statement of the Estimated Third Party Expenses.

11.        CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS

        The Company’s obligation to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

11.1        Accuracy of Representations.    The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on and as of the Closing Date except for such untruths or inaccuracies that would not reasonably be expected to prevent Buyer or Merger Sub, as the case may be, from performing its obligations under this Agreement.

11.2        Performance of Covenants.    All of the obligations, covenants and agreements with which Buyer or Merger Sub is required to comply or that Buyer or Merger Sub is required to perform pursuant to this Agreement at or prior to the Closing (including the deposit of the Merger Consideration with the Exchange Agent in accordance with Section 4.2, above and the deposit of the Option Consideration with the Exchange Agent in accordance with Section 4.5 above) shall have been complied with and performed.

11.3        Corporate Certificate.    Buyer and Merger Sub shall have delivered to the Company copies of resolutions adopted by the Board of Directors of Buyer and Merger Sub authorizing the transactions contemplated by this Agreement certified as of the Closing Date by Buyer’s Secretary as being true, correct and complete.

12.        TERMINATION

12.1        Termination.    This Agreement may be terminated prior to the Effective Time:

        (a)        by written consent of all parties duly authorized by their respective Boards of Directors;

        (b)         by Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action is or shall have become non-appealable (and the terminating party shall have used reasonable best efforts to prevent the entry of such order and provided that the right to terminate shall not be available to any party who has not complied with its obligations under Section 8.1 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

        (c)         by either Buyer or the Company if the Merger has not been consummated by September 30, 2003 (unless the failure to consummate the Merger is attributable to a breach of this Agreement on the part of the party seeking to terminate this Agreement);

        (d)         by Buyer if there shall have been a breach or failure to perform any covenant or agreement on the part of the Company that causes any condition precedent to Buyer’s obligations as set forth in Articles 9 and 10 above not to be satisfied, which breach or failure to perform has not been waived in writing by Buyer;

        (e)         by the Company if there shall have been a breach or failure to perform any covenant or agreement on the part of the Buyer that causes any condition precedent to the Company’s obligations as set forth in Articles 9 and 11 above not to be satisfied, which breach or failure to perform has not been waived in writing by the Company;

        (f)         by Buyer if the Company’s Board of Directors shall have (i)  failed to recommend approval of the Company Voting Proposal in the Proxy Statement or withdrawn or modified their recommendation of the Company Voting Proposal, (ii)  endorsed, approved or recommended any other Acquisition Proposal, (iii)  resolved to do any of the foregoing as set forth in clause (i) or (ii) or (iv) failed to reconfirm its recommendation of this Agreement or the Merger within ten business days after the Buyer requests in writing that the Board of Directors of the Company do so;

        (g)         by the Company if (i) the Board of Directors of the Company has received a Superior Proposal, (ii) the Company has complied with all of the provisions of Section 7.3(b) and 7.3(c) (iii) the Board of Directors of the Company determines, in its good faith judgment, after consultation with and advice from outside legal counsel, that it is necessary to do so in order to fulfill its fiduciary duties, and (iv) the Company contemporaneously pays to Buyer the Termination Fee contemplated by Section 12.4(a);

        (h)         by Buyer if (i) the Company shall breach any of its representations, warranties or covenants made on the date hereof to an extent that would, taken individually or in aggregate, reasonably be expected to have a Material Adverse Effect on the Company, taken as a whole, and such breach shall not have been cured within five (5) business days of receipt by Company of such written notice of such breach or (ii) the Company updates its representations and warranties pursuant to Section 8.8 and such modification reflects facts or circumstances which should have been disclosed in the Disclosure Schedule on the date of this Agreement which in the reasonable judgment of Buyer, taken individually or in aggregate, would have a Material Adverse Effect on the Company;

        (i)         by Buyer if (i) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal; or (ii) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of Buyer) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof or (iii) for any reason the Company fails to call the Shareholders Meeting by August 1, 2003 (provided, that, if the SEC reviews the Proxy Statement, such date shall be extended on a day-for-day basis during the pendency of any such review); and

        (j)         by either Buyer or the Company if at the Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right terminate this Agreement under this Section 12.1(j) shall not be available to any party seeking termination who at the time is in breach or has failed to fulfill its obligations under this Agreement).

12.2        Effect of Termination.     In the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Buyer, Merger Sub or their respective officers or directors (except for obligations in this Section 12.2, in Sections 8.5 and 12.4 and in Article 13 (other than Section 13.14), all of which shall survive the termination). Nothing in this Section 12.2 shall relieve any party from liability for any willful and knowing breach of this Agreement, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.

12.3         Frustration of Conditions.    Neither Buyer or Merger Sub, nor the Company, may rely on the failure of any condition set forth in Articles 9, 10 or 11 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

12.4        Termination Fee; Expense Reimbursement.

        (a)         Termination Fee. The Company agrees that in order to compensate Buyer for the direct and substantial damages suffered by Buyer in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Buyer the amount of one million five hundred thousand US Dollars ($1,500,000.00 USD) (the “Termination Fee”) upon the earliest to occur of the following events:

(i) The termination of this Agreement by Buyer pursuant to Section 12.1(f) or 12.1(i).

(ii) The termination of this Agreement by Buyer or the Company pursuant to Section 12.1(d) or 12.1(e), as applicable, for failure of the condition precedent set forth in Section 9.1, if (A) such failure of the condition precedent was caused by the Company’s noncompliance with its obligations under Section 8.3, and (B) such noncompliance materially contributed to the failure of such condition precedent.

(iii) The termination of this Agreement by the Company pursuant to Section 12.1(g).

(iv) The termination of this Agreement by Buyer or Company pursuant to Section 12.1(c) if: (A) the Company’s noncompliance with its obligations under this Agreement materially contributed to the Merger not being consummated on a timely basis and (B) prior to such termination an Acquisition Proposal shall have been made and not withdrawn and within twelve (12) months of the termination of this Agreement, the Company has consummated a transaction with respect to such Acquisition Proposal.

        (b)         The Company agrees (i) to pay Buyer its Expenses (as defined below) upon the termination of this Agreement by Buyer pursuant to Section 12.1(d) (other than under the circumstances described in Section 12.4(a)(ii)) or Section 12.1(h); or (ii) to pay Buyer fifty percent (50%) of its Expenses upon the termination of this Agreement by Buyer or the Company pursuant to Section 12.1(j). The term “Expenses” shall mean all actual and documented out-of-pocket expenses not exceeding $1 million in the aggregate incurred by Buyer and its Affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all costs of Buyer and its Affiliates relating to the financing of the Merger (including, without limitation, advisory and commitment fees and reasonable fees and expenses of counsel to potential lenders).

        (c)        The Termination Fee or Expenses, as applicable, payable pursuant to this Section 12.4 shall be paid within three (3) business days after demand therefor following the first to occur of the events giving rise to the payment obligation. All payments under this Section 12.4 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

        (d)         The Company acknowledges that the agreements contained in this Section 12.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts owing pursuant to this Section 12.4 when due, the Company shall in addition thereto pay to the Buyer and its Affiliates all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Buyer and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period.

13.        MISCELLANEOUS PROVISIONS

13.1        Amendment.         This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, Merger Sub and the Company.

13.2        Waiver; Extension.

        (a)         No failure on the part of any party to exercise any power, right, privilege or remedy pursuant to this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy pursuant to this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b)         No party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy pursuant to this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

        (c)         At any time prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the other parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in any instrument in writing signed on behalf of such party.

13.3        Entire Agreement.    This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

13.4        Expenses.     Whether or not the Merger is consummated, and except as otherwise set forth in Section 12.4(b): (i) Buyer shall pay the fees and expenses of Buyer and Merger Sub and their respective Representatives incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by the Merger, including without limitation, the fees of all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third party Representatives of the Buyer and the Merger Sub; and (ii) the Company shall pay all fees and expenses of the Company incurred in connection with the Merger including, without limitation, the fees of UBS Warburg LLC and all other legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third party Representatives of the Company (“Estimated Third Party Expenses”). The Total Consideration (determined first without giving effect to this adjustment) shall be (A) decreased on a dollar for dollar basis to the extent that the Estimated Third Party Expenses exceed Two Million dollars ($2,000,000.00) or (B) increased on a dollar for dollar basis to the extent that the Estimated Third Party Expenses are less than Two Million dollars ($2,000,000.00). For purposes of calculating the Final Per Share Price, such adjustment to the Total Consideration, if any, shall be prorated per share of Company Common Stock issued and outstanding immediately prior to the Effective Time and each of the Company Stock Options that are cashed-out pursuant to Section 4.5. The fees and expenses to maintain the Company’s directors’ and officers’ insurance described in Section 8.7, above, shall not reduce the Total Consideration.

13.5        Applicable Law; Severability.     This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, exclusive of the body of law known as conflicts of law. Each of the parties hereto expressly submits to the non-exclusive jurisdiction in any state or federal court located in the State of Indiana and waives any claim of improper jurisdiction or lack of venue in connection with any claim or controversy that may be brought in connection with this Agreement. Each party hereby agrees that such courts, as applicable, shall have in personam jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, in accordance with the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

13.6        Attorneys’ Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.7        Assignability.    This Agreement shall not be assigned by any party hereto whether by operation of law or otherwise, except that Merger Sub may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned subsidiary of Buyer.

13.8        Notices.    All notices and other communications pursuant to this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

To Buyer or Merger Sub:

BV Holding Company, Inc.
20 William Street
Suite 200
Wellesley, Massachusetts 02481
Attention: Dave Tabors, President and CEO
Telephone: 781-577-1000
Fax: 781-577-1001

with a copy to:
Browne Rosedale & Lanouette LLP
100 Brickstone Square
Andover, MA 01810
Attention: Alfred L. Browne, Esq.
Fax: (978) 684-3845

To the Company:

Made2Manage Systems, Inc.
450 E. 96th Street
Suite 300
Indianapolis, IN 46240
Attention: David B. Wortman, Chairman and CEO
Telephone: 317-249-1329
Fax: 317-249-1875

with a copy to:

Ice Miller
One American Square
Box 82001
Indianapolis, Indiana 46282-0002
Attention: Steven K. Humke, Esq. or Michelle M. Molin Esq.
Telephone: (317) 236-2100
Fax: (317) 236-2119

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such facsimile has confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the fifth business day following such mailing.

13.9        Construction.

        (a)         For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders.

        (b)         As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

        (c)         The titles and captions of the Sections of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

        (d)         Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

13.10        Interpretation.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

13.11        Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.12        Nonsurvival of Representations.     The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time, except that (i) the agreements set forth in Article 2 shall survive the Effective Time indefinitely, and (ii) the agreements in Section 8.7 and 12.4 shall survive in accordance with their terms.

13.13        No Third Party Beneficiaries. Except as provided in Section 8.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiaries hereto.

13.14        Remedies.    Except as otherwise set forth in Article 12, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

BUYER:

BV HOLDING COMPANY, INC.

By:  /s/  R. David Tabors, President
R. David Tabors, President

MERGER SUB:

SCOTTSDALE MERGER SUB, INC.

By:  /s/  R. David Tabors, President
R. David Tabors, President

COMPANY:

MADE2MANAGE SYSTEMS, INC.

By:  /s/  David B. Wortman, President
David B. Wortman, Chairman & CEO

Signature Page to Agreement and Plan of Merger